                                                                   Exhibit 12.01


          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                     For the Six Months Ended June 30, 1997
                             (Dollars in Thousands)


EARNINGS:

Earnings before income taxes                                               $ 60,620
(Earnings) losses of less than 50% owned associated companies, net             (634)
Interest expense                                                              5,765
Portions of rents representative of an interest factor                          457
                                                                           --------

         Adjusted Earnings and Fixed Charges                               $ 66,208
                                                                           ========

FIXED CHARGES:

Interest expense                                                           $  5,765
Capitalized Interest                                                            349
Portion of rents representative of an interest factor                           457
                                                                           --------

         Total Fixed Charges                                               $  6,571
                                                                           ========

RATIO OF EARNINGS TO FIXED CHARGES                                            10.08
                                                                           ========



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